Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated July 22, 2025, which includes an explanatory paragraph relating to the Invest Green Acquisition Corporation’s ability to continue as a going concern, relating to the financial statements of Invest Green Acquisition Corporation as of June 6, 2025 and for the period from April 7, 2025 (Inception) through June 6, 2025, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ Withum Smith+Brown, PC.

New York

July 22, 2025